EXHIBIT 4.32

Loan Contract

Contract No. Year 2006 De Shang Yin Jie Zi No.045

Deyang City Commercial Bank

EXHIBIT 4.32

Borrower (hereinafter referred to as “Party A”): Denong Zhengcheng Seed Limited Luojiang Branch

Domicile:  No. 122 Lufeng Road, Luojiang County

Postal Code: 618500

Legal Representative(person in charge): Changyong Zeng

Telephone: 3204966

Lender (hereinafter referred to as “Party B”): Deyang City Commercial Bank

Domicile: No. 14 Mengshan Street

Postal Code: 618000

Legal Representative (person in charge): Qi lee

Telephone: 6821187

EXHIBIT 4.32

Party A has made an application to Party B for a loan and Party B agrees to advance the loan. According to relevant laws, regulations and rules, Party A and Party B, upon negotiation, enter into this Contract for their mutual compliance and performance.

Article 1 Category of Money Borrowed

Under this Contract Party B agree to provide Party A with short-term loan.

Article 2  Purpose of Money Borrowed

Money borrowed hereunder shall be used for the purpose of purchasing the seed product.

Article 3 Amount of Money Borrowed

Party A borrows from Party B an amount of RMB (Say) Two Million Yuan.

Article 4 Term of Money Borrowed

As provided in this Contract, the term of the money borrowed is one year commencing from March 9, 2006 and ending on March 8, 2007.

If the commencement date of the term of the money borrowed hereunder is different from that specified in the bank remittance voucher, the date specified in the bank remittance voucher for the first advance shall prevail. The bank remittance voucher shall be an integral part of this Contract and have the same force and effect as this Contract.

Article 5 Interest Rate, Interest Calculation and Settlement

1	The interest rate of the loan hereunder shall be a monthly interest rate at rate of 7.44‰.

2
The interest of the loan shall be accrued from the date when the loan is deposited into Party A’s account. The interest shall be settled on a monthly basis for the loan hereunder and the interest settlement date shall be the 20th of every month.

3
The adjustment of interest rate and the method of accruing interest shall be adjusted pursuant to the provisions announced by the People’s Bank of China. During valid term of this contract, in case that any amendment of the provisions applicable to this contract would be announced by the People’s Bank of China, the adjustment of interest rate and the method of accruing interest shall be adjusted pursuant to the amended provisions without giving Party A a prior notice. Where Party A’s repayment is overdue, and the interest rate might be adjusted below the interest rate hereunder during the foregoing term, the interest rate shall be subject to the interest rate hereunder; in case that the interest rate might be adjusted above the interest rate hereunder, the interest rate shall be subject to the new interest rate announced by the People’s Bank of China.

Article 6 Advance and Repayment of Money Borrowed

1.	Conditions Precedent to the Advance of the Money Borrowed

Party B is only obligated to advance the money borrowed upon the satisfaction of the following conditions unless the same are wholly or partly waived by Party B:

(1)	Party A having completed the approval, registration, delivery and other legal procedures in respect of the loan hereunder according to relevant laws and regulations;

EXHIBIT 4.32

(2)	Party A having opened a deposit account at Party B, and will transact the settlement and deposit of the loan herein through the foregoing account.

(3)	If a security is created for this Contract, a security contract or other form of security that satisfies Party B’s requirement having become effective;

(4)	Party A having committed no event of default set forth in this Contract;

(5)	Other conditions precedent to the advance of the loan as agreed by the two parties:

2.	Party B shall begin to advance the loan within five bank business days after Party A has satisfied the foregoing conditions.

3.	Principles of Repayment and Payment of Interest

Party A’s repayment shall be subject to the principles of interest paid first and principal repaid then. Party A shall pay to Party B all interest accrued on the interest settlement date. The first date of payment of interest shall be the first interest settlement date after the advance of the money borrowed. All interest accrued shall be paid at the time of final repayment.

4.	Method of Repayment

Prior to the repayment date or the interest settlement date provided in this Contract, Party A shall deposit into an account opened at Party B enough funds for any amount then due, and such funds will be automatically transferred and paid to Party B, or, on the repayment date or the interest settlement date provided in this Contract, Party A shall transfer funds from other account for the repayment of the loan. If Party A fails to repay the loan in a timely manner, Party B shall have the right to transfer and receive any funds from the account opened by Party A at Commercial Bank of Deyang’s system.

5.	Prepayment

Where Party A repays the loan ahead of schedule upon Party B’s consent, the interest shall be accrued based on the actual number of days the money is borrowed and at the interest rate set forth in this contract.

Article 7 Security of Money Borrowed

The form of security hereunder is Mortgage. Both parties shall enter into a security contract thereto. See Year 2006 De Shang Yin Gao Di Zi No.045.

Article 8 Party A’s Right and Obligations

1.	Party A shall have the right to:

(1)	require Party B to advance the loan according to this contract.

(2)	use the loan for the purpose provided in this contract.

EXHIBIT 4.32

(3)	require Party B to keep secret of relevant accounting information and production and operation related trade secrets provided by Party A, unless otherwise provided by laws, regulations and rules.

2.	Party A shall be obligated:

(1)	to provide Party B with relevant materials including opening banks, account No. and loan & deposit balance, and to actively co-operate with the lender’s investigation, examination and inspection.

(2)	to be responsible for the truthfulness, accuracy and completeness of the materials provided.

(3)	to use the loan for the purpose as provided in this Contract without misappropriating or embezzling the money borrowed.

(4)	to actively cooperate with and voluntarily accept Party B’s inspection of and supervision over its production and operation and financial activities as well as the use of the money borrowed hereunder.

(5)	to repay the principal and interest of the loan in a timely manner according to this contract.

(6)	Party A and its investors shall not spirit its money away or transfer its assets to escape debts owing to Party B.

(7)	Party A shall not prepay the other long-term loan without Party B’s consent.

(8)	not to use the assets generating from the loan hereunder to provide security for a third party without Party B’s consent before its full repayment of the interest and principal owing to Party B;

(9)
to give Party B a prior written notice and obtain Party B’s consent if Party A intends to provide security for the debts of others during the valid term of this Contract, which may affect its ability to repay the loan hereunder;

(10)
to give Party B a prior written notice, obtain Party B’s consent and arrange for the responsibility of the repayment hereunder or paying off the loan ahead of schedule, otherwise Party A shall not commit any of the following prior to Party A paying off the loan hereunder: contracting, lease, stock system reform, association, merger, acquisition, division, joint venture, asset transfer, application for suspending business for internal rectification, application for dissolution or bankruptcy, which will definitely affect Party B’s realization of its rights as a creditor of the loan and change the relationship between right and obligation as provided in this contract;

(11)	to promptly notify Party B of any change in its name, legal representative (person in charge), domicile, business scope or registered capital during the valid term of this Contract.

(12)	to bear all expenses with respect to this Contract and the security hereunder, such as legal fees, insurance, transportation, assessment, registration, custody, appraisal and notarization expenses.

Article 9 Party B’s Right and Obligations

1.	Party B shall have the right to:

(1)	learn the production, operation and financial activities of Party A and require Party A to provide relevant documents, such as plan statistics, financial and accounting statements;

EXHIBIT 4.32

(2)
deduct and transfer from the account opened by Party A at Commercial Bank of Deyang’s system. any amount in any currency owing to Party B, where Party B shall withdraw, or in advance, principal, interest, penalty interest, overdue interest, compound interest and other payable by Party A under this Contract.

(3)
withdraw the loan or terminate this contract, where the guarantor for the loan hereunder is winding-up, closed, deregistered, revoked its business license, dissolved , in bankruptcy or loss, which will definitely affect the guarantor’s capability of security, and where the collateral is decreased, damaged and lost.

(4)
withdraw the loan or terminate this contract, where Party A shall commit any of the following prior to Party A paying off the loan hereunder: contracting, lease, stock system reform, merger & acquisition, division, asset transfer, application for suspending business for internal rectification, application for dissolution.

2.	Party B shall be obligated:

(1)	advance the loan fully and in a timely manner as provided in this Contract, except for any delay due to the reasons attributable to Party A;

(2)	keep secret of financial materials and production and operation related trade secrets provided by Party A, unless otherwise provided by laws, regulations and rules.

Article 10 Liability for Breach of Contract

Both parties shall implement the obligations hereunder; any party who shall wholly or partly not implement the obligations hereunder shall be liable for breach of contract.

1.
Where Party B does not advance the loan fully and in a timely manner as provided in this Contract, which adversely causes Party A’s loss, Party B shall pay a certain sum of liquidated damages to the other party in light of amount of breach and number of days overdue, the calculation of which shall be identical to the interest calculation of the loan overdue, under the precondition that Party A shall fully implement the obligations hereunder.

2.
Where Party A breaches any article herein, Party B shall have right to take retrieval measures by ceasing to advance the loan hereunder, withdrawing the principal and interest of the loan having been advanced.

3.
Where Party A fails to repay the loan hereunder during the term as provided in this contract, Party B shall have right to impose interest upon the overdue loan, commencing from the date the loan is overdue, at the interest rate herein plus 50% , to the date the principal and interest are repaid in full

4.
Where Party A fails to use the loan for the purpose provided herein, Party B shall have right to impose interest upon the loan misused by Party A, commencing from the date the loan is misused, at the interest rate herein plus 100% , to the date the principal and interest are repaid in full.

5.	Where the payable interest herein is not paid, Party B shall have right to impose the compound interest at executive interest rate.

EXHIBIT 4.32

6.
Where any guarantor hereunder fails to fulfill the obligations as provided in the security contract and to follow Party B’s indication to correct, Party B shall have right to take retrieval measures by ceasing to advance the loan hereunder, withdrawing the principal and interest of the loan having been advanced.

7.
Where Party B takes legal proceedings to realize its creditor’s right because of Party A’s breach of contract, Party A shall bear all expenses with respect to the realization of the creditor’s right, such as legal fees, around 3%~5% of the amount disputed, and the accommodation and communication fees paid by Party B.

Article 11 Settlement of Dispute

Any dispute arising from the performance of this Contract may be settled through negotiation. If no settlement could be reached, the dispute shall be dealt with according to (1) below:

(1)	to bring a lawsuit at the People’s Court where Party B’s domicile is located; or

(2)
to submit the dispute to [intentionally left blank] Arbitration Commission (the place of arbitration is [intentionally left blank]) for arbitration according to its arbitration rules then effective at the time of submission. The arbitration award shall be final and binding on the two Parties.

In the course of lawsuit or arbitration, the Parties shall continue to perform those provisions in this Contract which are not under dispute.

Article 12 Other Matters Agreed

Article 13 Effectiveness of this Contract

This Contract shall become effective after it is signed by both Parties’ legal representative (person in charge) or authorized representative and stamped with both Parties’ corporate seal.

Article 14 This Contract shall be made in six counterparts. Each Party hereto shall hold one.

Article 15 Representations

(1)	Party A is fully aware of Party B’s business scope and scope of authority.

(2)
Party A has perused each clause in this Contract. As requested by Party A, Party B has explained correspondingly clauses in this Contract. Party A is fully aware of and understands the meaning and corresponding legal consequences of each clause in this Contract.

(3)	Party A has the right to sign this Contract.

Party A (corporate seal): Denong Zhengcheng Seed Limited

Legal representative (person in charge) or authorized representative (signature):

/s/ Changyong Zeng

/s/ CORPORATE SEAL

Party B (corporate seal): Deyang City Commercial Bank

Legal representative (person in charge) or authorized representative (signature):

/s/

/s/ CORPORATE SEAL
February 13, 2006
Deyang City Commercial Bank